Schedule A

Pursuant to paragraph 3 of this Agreement, each class will pay a management fee at the annual rate set forth in the table below of the average daily net assets of the class (computed in the manner set forth in the Trust’s Declaration of Trust throughout the month. “Years to Horizon Date” will be determined on the first day of the Fund’s then-current fiscal year and the corresponding annual rate will apply through the last day of that fiscal year.

Years to Horizon Date	Retail Class, Class A, Class I Annualized Rate (bp)	Class K, Class K6, and Class Z6 Annualized Rate (bp)
13	48	38
12	48	38
11	48	38
10	48	38
9	48	38
8	48	38
7	48	38
6	48	38
5	48	38
4	48	38
3	48	38
2	47	37
1	47	37
0	47	37
(1)	47	37
(2)	47	37
(3)	47	37
(4)	47	37
(5)	47	37
(6)	46	36
(7)	46	36
(8)	46	36
(9)	46	36
(10)	46	36
(11)	46	36
(12)	46	36
(13)	45	35
(14)	45	35
(15)	45	35
Thereafter (including investments in Fidelity Managed Retirement Income Fund)	45	35
Effective Date	September 30, 2022	September 30, 2022

FIDELITY INCOME FUND on behalf of Fidelity Managed Retirement 2035 Fund

By	/s/Laura M. Del Prato
Laura M. Del Prato
President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

By	/s/Christopher J. Rimmer
Christopher J. Rimmer
Treasurer